FOR IMMEDIATE RELEASE	NR08-04

DYNEGY NAMES NEW DIRECTOR

HOUSTON (February 4, 2008) – Dynegy Inc. (NYSE: DYN) today announced that Howard B. Sheppard has been appointed to the company’s Board of Directors as a Class A Director. Sheppard is filling the remaining term of Robert Oelkers, who passed away earlier this year.

Sheppard, 62, is currently an Assistant Treasurer of Chevron Corp. He previously served on the Board from March 2004 to April 2007 as a director designated by Chevron. With the April 2, 2007 closing of the transaction between Dynegy and LS Power, Chevron, which was then a Dynegy stockholder, no longer designated any of Dynegy’s directors as their shares converted to Class A shares. Chevron has since sold all of those shares and holds no economic interest in Dynegy.

Dynegy’s Board of Directors will now include eight Class A Directors, including Sheppard, and three Class B Directors who represent the company’s 40 percent equity owner, LS Power. Sheppard will serve as a Class A independent director on the Audit and Compliance, Performance Review and Corporate Governance and Nominating committees.

“One of Dynegy’s strengths is the leadership, energy experience and diversity of skills of our Board of Directors,” said Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc. “We welcome Howard back to our board in his individual capacity and look forward to benefiting from his years of experience in finance and the energy markets.”

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of approximately 20,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

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